Exhibit 99.1

News Release

Memry Corporation FY 2006 Q1 Revenue $12.7M

Net Income $501,000 or $0.02 Per Diluted Share

Bethel, CT, November 14, 2005 — Memry Corporation (AMEX: MRY) reported today that revenue for the first fiscal quarter ended September 30, 2005 rose 39% to $12,667,000, compared with $9,112,000 reported in the comparable quarter a year ago. Net income was $501,000, or $0.02 per diluted share, compared with net income of $703,000, or $0.03 per diluted share in the comparable quarter a year ago. Operating income was $1,177,000 versus $1,127,000 in the comparable quarter a year ago, an increase of approximately 4%.

James G. Binch, CEO of Memry, said, “Our revenue growth was attributable primarily to the acquisition of Putnam Plastics, which we acquired last November. Revenue from Nitinol products grew approximately 1%. We had strong performance in Nitinol components used in general surgical applications, tube-based stent components and prototype development products. Offsetting these increases, however, were decreased shipments of wire-based stent components to our largest customer due primarily to shortages in acceptable raw material from one of our Nitinol suppliers, and a decrease in sales of super-elastic tube due to customer inventory adjustments, price discounts and a customer loss of market share. Sales of arch wire products also decreased.”

Chief Financial Officer Robert P. Belcher said, “Our gross profit percent in the first fiscal quarter of 2006 was 37.5% compared with 38.4% a year ago. The reduction in gross profit was primarily attributable to a shift in product mix on the Nitinol side toward general surgical applications and prototype development and away from higher margin super-elastic tube. We experienced price pressure on several product lines as well as additional expenses associated with the launch of a new guidewire product. Operating expenses, as a percentage of revenue, increased from 26% to 28%, reflecting higher amortization expenses of intangible assets acquired in the Putnam acquisition and increased expenses for legal and accounting activities. First quarter 2006 operating expenses also included $141,000 for stock-based compensation associated with the adoption of SFAS No. 123(R). Net interest expense for the quarter was $278,000 compared to net interest income of $26,000 a year ago, primarily reflecting increased borrowings associated with the Putnam acquisition.

Binch said, “We expect our Nitinol business to remain at the current levels until early in the second half, at which point the commercial launch of several new programs should provide positive year-over-year growth. Stent component revenue for the year is likely to decline slightly from 2005, offset by growth from new applications and procedures and an upturn in super-elastic tubing volumes. Our polymer extrusion operations are enjoying very solid growth in nearly all areas and are expected to benefit from several client product launches in calendar 2006. We are benefiting from a broadened customer base and the addition of the polymer capabilities, which have helped insulate us from individual product variations from quarter to quarter. We are looking forward to a strong second half with significant momentum building into the fiscal year beyond.”

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Memry Corporation

About Memry Corporation

Memry Corporation provides design, engineering, development and manufacturing services to the medical device and other industries using the company’s proprietary shape memory alloy and polymer extrusion technologies. Medical device products include stent components, catheter components, guidewires, laparoscopic surgical sub-assemblies and orthopedic instruments as well as complex, multi-lumen, multi-layer polymer extrusions used for guidewires, catheters, delivery systems and various other high-end interventional medical devices.

A copy of the financial statements follows.

The company will host a conference call to discuss first quarter results today, November 14, at 11 a.m. Eastern. To participate in this call, dial (877) 844-6057 any time after 10:55 a.m. International and local callers should dial (678) 460-1860.

An investment profile on Memry may be found at http://www.hawkassociates.com/memry/profile.htm

For more information, contact Memry Chief Financial Officer Robert P. Belcher at (203) 739-1100, e-mail: Robert_Belcher@memry.com, or Frank Hawkins or Julie Marshall, Hawk Associates, at (305) 451-1888, e-mail: info@hawkassociates.com. Detailed information about Memry Corporation can be found at http://www.memry.com. Copies of Memry Corporation press releases, SEC filings, current price quotes, stock charts and other valuable information for investors may be found at http://www.hawkassociates.com and http://www.americanmicrocaps.com.

This release contains certain forward-looking statements which involve known and unknown risks, uncertainties or other factors not under the company’s control, which may cause actual results, performance or achievements of the company to be materially different from the results, performance or other expectations implied by these forward-looking statements. These factors include, but are not limited to, those detailed in the company’s periodic filings with the Securities and Exchange Commission.

Memry Corporation and Subsidiaries

Condensed Consolidated Balance Sheets

(Unaudited)

	September 30, 2005	June 30, 2005
ASSETS
Current Assets
Cash and cash equivalents	$3,634,000	$4,141,000
Accounts receivable, less allowance for doubtful accounts	6,131,000	5,846,000
Inventories	4,954,000	4,948,000
Deferred tax asset	1,391,000	1,391,000
Prepaid expenses and other current assets	461,000	288,000

Total current assets	16,571,000	16,614,000

Property, Plant, and Equipment	21,140,000	19,897,000
Less accumulated depreciation	(12,025,000)	(11,527,000)

	9,115,000	8,370,000

Other Assets
Intangible assets, less accumulated amortization	7,674,000	7,842,000
Goodwill	13,946,000	13,946,000
Cash collateral deposit	1,500,000	1,500,000
Deferred financing costs, less accumulated amortization	438,000	465,000
Deferred tax asset	3,153,000	3,508,000
Note receivable	409,000	407,000
Other assets	148,000	148,000

Total other assets	27,268,000	27,816,000

TOTAL ASSETS	$52,954,000	$52,800,000

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities
Accounts payable and accrued expenses	$4,924,000	$5,453,000
Notes payable	2,648,000	2,615,000
Income tax payable	217,000	204,000

Total current liabilities	7,789,000	8,272,000

Notes Payable, less current maturities	8,506,000	8,759,000

Stockholders’ Equity
Common stock	288,000	286,000
Additional paid-in capital	54,280,000	53,893,000
Accumulated deficit	(17,909,000)	(18,410,000)

Total stockholders’ equity	36,659,000	35,769,000

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$52,954,000	$52,800,000

Memry Corporation and Subsidiaries

Condensed Consolidated Statements of Income

For the Three Months Ended September 30, 2005 and 2004

(Unaudited)

	2005	2004
Revenues	$12,667,000	$9,112,000

Cost of revenues	7,918,000	5,612,000

Gross profit	4,749,000	3,500,000

Operating Expenses
Research and development	653,000	479,000
General, selling and administration	2,793,000	1,861,000
Amortization of intangible assets	126,000	33,000

	3,572,000	2,373,000

Operating income	1,177,000	1,127,000

Interest
Expense	(321,000)	(14,000)
Income	43,000	40,000

	(278,000)	26,000

Income before income taxes	899,000	1,153,000

Provision for income taxes	398,000	450,000

Net income	$501,000	$703,000

Basic Earnings Per Share	$0.02	$0.03

Diluted Earnings Per Share	$0.02	$0.03